Exhibit 99.1

Marvell Technology Group Ltd. Announces
Proposed Acquisition Financing

For further information, contact:
Mike Tate
Marvell
408-222-2500
mtate@marvell.com

Santa Clara, CA (October 17, 2006) — Marvell Technology Group Ltd. (NASDAQ: MRVL) announced today it intends to meet with potential lenders in connection with the private acquisition financing of Intel’s communications and application processor business. On June 27, 2006, Marvell and Intel Corporation announced that they have signed an agreement for Intel to sell its communications and application processor business to Marvell for a purchase price of $600 million plus the assumption by Marvell of certain liabilities.

The proposed acquisition financing will be in the form of a senior term loan facility in an aggregate principal amount of up to $500 million.  Marvell expects that the net proceeds from the term loan facility, together with existing cash on hand, will be used to pay the purchase price for the acquisition, related transaction costs, and advance payments for products under a supply agreement with Intel.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in development of storage, communications and consumer silicon solutions.  Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries.  Marvell, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH.  MSI is headquartered in Santa Clara, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at 408-222-2500 or at www.Marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements.   Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.   Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements.  Forward-looking statements include statements regarding the form and amount of the proposed acquisition financing and the expected use of net proceeds from the senior term loan facility.  These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks related to the fact that the closing of the term loan facility and the acquisition may be delayed or may not occur, including risks relating to satisfaction of the conditions to closing of the term loan facility or the acquisition, Intel’s ability to choose to receive up to $100 million of the $600 million purchase price in Marvell common stock, and changes that might be made to the nature and amount of advance payment commitments under the supply agreement with Intel.  For other factors that could cause Marvell’s results to vary from expectations, please see the risks detailed from time to time in Marvell’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2006.  Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

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